EXHIBIT 10.12

               Excerpt from the November 28-29, 1994 Meeting of the Board of Directors of Valero Energy Corporation


                                   APPROVED
                                   Board of Directors
                                   Valero Energy Corporation
                                   November 28-29, 1994


Modification of
Employment Agreement
with William E. Greehey

WHEREAS,  Valero Energy Corporation (the "Company") and William
E. Greehey have entered into that certain Employment Agreement, dated May 16, 1990, and amended and restated November 1, 1993 (the "Agreement") providing for the employment of Mr. Greehey by Company as Chairman of the Board and Chief Executive Officer of Company for a term beginning May 16, 1990 and ending June 9, 1995 (the "Original Termination Date"); and

WHEREAS, the Agreement provides that, upon his retirement from the Company following the giving of at least six months prior notice of his intent to retire, Mr. Greehey shall enjoy certain specified benefits upon retirement; and

WHEREAS, such benefits would not be realized by Mr. Greehey if he were to retire following the termination of the Agreement or upon less than six months' notice; and

WHEREAS, the Compensation Committee has recommended, and this Board of Directors has determined, that it is in the best interests of the Company that Mr. Greehey defer any decision to retire;

NOW THEREFORE, BE IT RESOLVED, that, in consideration of his forbearance in giving notice of his retirement, Mr. Greehey shall, upon such retirement prior to the Original Termination Date, whether or not occurring upon six months prior notice, have and receive the following rights and benefits, to wit:

          (a) the right to be furnished with office, secretarial help and other facilities and services until he reaches age 69, all in accordance with the provisions of Section 4(e) of the Agreement;

          (b)  the right to the benefits specified in Section
4(c) of the Agreement such benefits to be provided until June 9, 1995;

          (c) the right to receive the payments specified in, and subject to the terms and conditions of, Section 7(c) of the Agreement until June 9, 1995;

          (d) the right, upon retirement, to receive certain club memberships as specified in the second sentence of Section
7(d) of the Agreement;

          (e) the rights with respect to stock options, stock appreciation rights, restricted stock grants and other similar employee benefits as specified in Section 7(e) of the Agreement;

          (f) the right to receive the comprehensive medical insurance benefits and paid up life insurance specified in Sections 7(f)(i) and (ii) of the Agreement; and

          (g) the right to eight supplemental "points" under the Company's pension plan, and the right to receive supplemental monthly retirement payments based thereon, as specified in and subject to the provisions of Section 7(f)(iii) of the Agreement; and

RESOLVED FURTHER, that except to the extent modified by these resolutions, the terms and conditions of the Agreement shall be and remain in full force and effect for the term thereof, and that, following the Original Termination Date thereof, Mr. Greehey shall continue to be entitled to receive the rights and benefits enumerated in clauses (a), (d), (e), (f) and (g) of the preceding resolution; and

RESOLVED FURTHER, that these resolutions shall be deemed for all purposes to be contractual in nature, shall continue in force and effect indefinitely and may not be amended, modified, revoked or rescinded without the prior written consent of Mr. Greehey; and

RESOLVED FURTHER, that the proper officers of this Company be, and they hereby are, authorized and directed to execute and deliver all such instruments and documents, take such actions and make such proper payments as they, or any of them, may deem to be necessary or appropriate to carry out the intent and purpose of the foregoing resolutions.